Exhibit 99.1

Benefitfocus, Inc. 843-284-1052 ext. 6907 pr@benefitfocus.com Investor Relations: ICR for Benefitfocus, Inc. Brian Denyeau 646-277-1251 brian.denyeau@icrinc.com

Benefitfocus Breaks Ground to Expand Headquarters’ Campus

Leading provider of cloud-based benefits technology intends to create 1,200 new jobs

Charleston, S.C. – December 16, 2013 – Benefitfocus, Inc. (NASDAQ: BNFT), a leading provider of cloud-based benefits software solutions, today announced that it will break ground on a building project that will expand the size of its technology campus on Daniel Island from 13 acres to 40 acres. South Carolina Governor Nikki Haley will join Benefitfocus President and CEO Shawn Jenkins on Tuesday for the groundbreaking ceremony and in announcing the anticipated creation of 1,200 new, high-tech jobs in South Carolina.

“Benefitfocus is an excellent example of innovation in our state,” said Gov. Haley. “Today’s announcement highlights the entrepreneurial spirit that keeps South Carolina in the forefront of the technology industry on the East Coast. We celebrate their continued investment in South Carolina and the creation of 1,200 new jobs.”

The campus expansion will triple the size of the current Benefitfocus headquarters to nearly 500,000 square feet. Abundant wide walking paths, cart paths and trails will provide interconnectivity between the five buildings creating a “campus” style, community-friendly environment for Benefitfocus associates. The additional space will allow for extensive recruitment and increase capacity for approximately 1,200 additional associates as the company continues to grow.

“We are creating a community within a community, and it’s exciting to see this expanded technology campus come to life,” said Shawn Jenkins, President and CEO of Benefitfocus. “We are committed to the Charleston community and to our Daniel Island neighbors especially. Our passion for design and engineering is such a powerful part of what makes Benefitfocus great, and we believe the new campus will add to the vitality of the region as we continue to attract world-class engineering talent.”

The next building on the campus will be a cutting edge 145,000 square foot Customer Success Center. This new facility will house the growing base of customer implementation and service associates. Reflecting one of the company’s core values of “Providing Anticipatory Service,” the Customer Success Center will also be home to the new training and certification programs for associates, customers and ecosystem partners. The new facility is expected to be complete and operational in the first quarter of 2015.

Founded in 2000 with a single office in Mount Pleasant, Benefitfocus moved to its Daniel Island campus in 2006. Last year, the company opened a state-of-the-art Design + Engineering building at the Daniel Island campus. The new expansion project is a reflection of the significant investment Benefitfocus is making to strengthen the technology industry in the greater Charleston region as well as the local Daniel Island community.

Gov. Haley, Charleston Mayor Joe Riley, Berkeley County Supervisor Dan Davis and Ernest Andrade, Founder and Director of the Charleston Digital Corridor and the City of Charleston’s Office of Business Development, will be in attendance as members of the community join Benefitfocus for the ceremonial groundbreaking and reception at 10:00 a.m. ET on Tuesday, Dec. 17. Members of the media are invited to attend, and interested parties may contact pr@benefitfocus.com for more information.

About Benefitfocus

Benefitfocus, Inc. (NASDAQ: BNFT) is a leading provider of cloud-based benefits software solutions for consumers, employers, insurance carriers and brokers. Benefitfocus has served more than 20 million consumers on its platform that consists of an integrated portfolio of products and services enabling clients to more efficiently shop, enroll, manage and exchange benefits information. With a user-friendly interface and consumer-centric design, the Benefitfocus Platform provides one place for consumers to access all their benefits. Benefitfocus solutions support the administration of all types of benefits including core medical, dental and other voluntary benefits plans as well as wellness programs. For more information, visit www.benefitfocus.com.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the immature and volatile nature of the market for our products and services and other factors that could impact our anticipated growth; management of growth; the need to innovate and provide useful products and services; our ability to compete effectively; reliance on key personnel; privacy, security and other risks associated with our business; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These documents are available within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec.cfm or at www.sec.gov. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Source: Benefitfocus, Inc.

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